Exhibit 23.01
                  Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in this Registration Statement on Form S-4 of our audit report dated February, 18, 2000 of Telesource International, Inc. for the years ended December 31, 1999, 1998 and 1997, and to the reference of our firm under the caption "Experts" in the Prospectus.


/s/ Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
March 27, 2000

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